                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

                  Amendment No. 1 (this "Amendment") to Stock Purchase Agreement, dated as of January 29, 1997, by and among ANDREWS GROUP INCORPORATED, a Delaware corporation ("Purchaser"), ISAAC PERLMUTTER, an individual ("Perlmutter"), ISAAC PERLMUTTER T.A., a Florida Trust ("Trust"), and ZIB INC., a Delaware corporation ("Zib" and together with Perlmutter and Trust, the "Stockholders").

                  WHEREAS the parties to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 20, 1996, by and among Purchaser, Perlmutter, Trust, and Zib wish to amend such Agreement on the terms set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, intending to be legally bound thereby, the parties hereto agree as follows:

1.       Article I of the Stock Purchase Agreement is hereby amended as follows:

         i) By amending the definition of "Cash Component" to read as follows:

                           "Cash Component":  the $119,161,914 cash portion
                     of the Purchase Price, as set forth in Section 2.2.

         ii) By adding the following definition after the definition of "Marvel":

                           "Operating Cash Flow": for any period, (i) earnings
                     before interest, taxes, depreciation and amortization, but shall include depreciation and amortization expense relating to product tooling, product molds, product design and product packaging costs (collectively, "Product Expense") to the extent Product Expense exceeds 6% of net revenues for such period (with the result that Operating Cash Flow shall be reduced by the amount by which Product Expense exceeds 6% of the net revenues for such period); minus (ii) minority interest in earnings before interest, taxes, depreciation and amortization determined in accordance with (i) above, all determined (including Product Expense) in accordance with GAAP (in effect on the date hereof) consistently applied and on a basis consistent with the conduct of business and assumptions underlying the financial projections previously provided in writing to Marvel's bank group on December 9, 1996, and reflected in part in Section
                     2.6 hereof.

         iii) By amending the definitions of "Promissory Note" and "Purchase Price" to read as follows:

                           "Promissory Note":  the note from Purchaser in
                     the principal amount of $13,922,086, in the form attached hereto as Exhibit A, with blanks appropriately completed, representing partial payment of the Purchase Price, as set forth in
                     Section 2.2.

                           "Purchase Price":  the $133,084,000 payable for
                     the Shares, consisting of the Cash Component and the Promissory Note, as set forth in Section 2.2.

         iv) By adding the following definition after the definition of "Stockholders' Agreement"

                           "Trigger Event":  an event as set forth in
                     Section 5.6.

2. Article II of the Stock Purchase Agreement is hereby amended by adding the following new Sections 2.6 and 2.7:

                     2.6 Three Year Additional Payments.

                     (a) Not later than March 31, 1998, or as soon after the completion of the determination described in Section 2.6(e) as may be practicable, Purchaser shall deliver to the Stockholders, in immediately available funds by wire transfer to an account designated by the Stockholders to Purchaser at least two business days prior to such date, an amount equal to .6961 times the excess, if any, of (x) the Company's Operating Cash Flow for the twelve month period ended December 31, 1997, over (y) $74,300,000.

                     (b) Not later than March 31, 1999, or as soon after the completion of the determination described in Section 2.6(e) as may be practicable, Purchaser shall deliver to the Stockholders, in immediately available funds by wire transfer to an account designated by the Stockholders to Purchaser at least two business days prior to such date, an amount equal to .6961 times the excess, if any, of (x) the Company's Operating Cash Flow for the twelve month period ended December 31, 1998, over (y) $92,518,000; provided, such amount shall be reduced by .6961 times the excess, if any, of (x) $74,300,000 over (y) the Company's Operating

         Cash Flow for the twelve month period ended December 31, 1997.

                     (c) Not later than March 31, 2000, or as soon after the completion of the determination described in Section 2.6(e) as may be practicable, Purchaser shall deliver to the Stockholders, in immediately available funds by wire transfer to an account designated by the Stockholders to Purchaser at least two business days prior to such date, an amount equal to .6961 times the excess, if any, of (x) the Company's Operating Cash Flow for the twelve month period ended December 31, 1999, over (y) $96,827,000; provided, that in the event the Purchaser was not required to make a payment to the Stockholders pursuant to Section 2.6(b) hereof, such amount shall be reduced by .6961 times the sum of (i) the excess, if any, of (x) $74,300,000 over
         (y) the Company's Operating Cash Flow for the twelve month period ended December 31, 1997 plus (ii) (x) $92,518,000 minus (y) the Company's Operating Cash Flow for the twelve month period ended December 31, 1998;

                     (d) Not withstanding the foregoing, in no event shall Purchaser be required to deliver to the Stockholders an aggregate amount in excess of $6,961,000, pursuant to this Section 2.6.

                     (e) Prior to March 1 of each year the Purchaser shall cause the computation of Operating Cash Flow to be made. The determination by the Purchaser shall be final and binding, provided, however, that the Purchaser shall provide a certified public accountant selected by the Stockholders with all the supporting documentation with respect to such determination (and such certified public accountant shall audit such determination); provided, further, that if the Stockholders' accountant informs Purchaser within 30 days of receiving such supporting documentation, that he disagrees with the Purchaser's determination of the Operating Cash Flow then the Stockholders and the Purchaser shall agree upon and engage a "Big Six" accounting firm to resolve any disagreement and such firm's determination as to any such disagreement shall be conclusive, final and binding and judgment may be entered thereon in any court having jurisdiction. The Stockholders and the Purchaser shall share equally all the costs and fees of such accounting firm.

                     2.7 1998 Additional Payments. In the event that the Company's Operating Cash Flow for the twelve month period ended December 31, 1997 exceeds $70,000,000, then not later than March 31, 1998, or as soon after the completion of the determination described in
         Section 2.6(e) as may be practicable, Purchaser shall deliver to the Stockholders, in immediately available funds by wire transfer to an account designated by the Stockholders to Purchaser at least two business days prior to such date, $6,961,000. The Purchaser hereby covenants and agrees that, at Closing, it will place, or it will cause its assignee to place, $6,961,000 in a segregated account, and will grant to the Stockholders a first priority perfected security interest in such account on terms reasonably satisfactory to the Stockholders securing the obligation to make the $6,961,000 payment contemplated by this
         Section 2.7.

3. Article V of the Stock Purchase Agreement is hereby amended by replacing Section 5.6 with the following:

                     5.6 Trigger Event Additional Payments. (a) If, within one year after the Closing, either (x) Purchaser and its affiliates shall sell or otherwise transfer for value (including by way of merger) all or substantially all of the shares of capital stock which are then beneficially owned by Purchaser and its affiliates of the Company, Marvel or any affiliate of Purchaser which has succeeded to the business of the Company or (y) the Company or any such successor shall dispose of all or substantially all of its assets (other than, in the case of either (x) or (y), pursuant to an order of a court of competent jurisdiction resulting from the exercise of creditors' remedies, other than the cases in the United States Bankruptcy Court for the District of Delaware, Numbers 96-2069 through 96-2077 and Numbers 96- 2066 through 96-2068, relating to Marvel and certain of its affiliates or any cases into which such cases are converted) (any such event, a "Trigger Event"), Purchaser shall thereupon pay to the Stockholders an amount equal to the product of (i) the Shares and (ii) the excess, if any, of (x) the price per share for Class A Common Stock paid by Purchaser or any of its affiliates to the stockholders of the Company other than the Stockholders and Avi Arad in connection with the acquisition of the Company described in Section 6.2(c) over (y) (i) the Purchase Price plus $13,922,000 divided by (ii) the number of Shares. For the purposes of this Section 5.6, (a) a pledge of capital stock of the Company, Marvel or any affiliate of Purchaser which has succeeded to the business of the Company, or any direct or indirect parent of any of the foregoing, to secure a bona fide obligation shall not be deemed a sale or transfer for value of shares of capital stock and (b) the creation of any lien, mortgage, pledge, charge or other security interest or encumbrance with respect to any assets shall not be deemed a disposal of such assets.

                     (b) Upon the occurrence of a Trigger Event within three years after the Closing, Purchaser shall thereupon pay to the Stockholders an amount equal to the excess of

         $13,922,000 over the aggregate amounts theretofore paid to the Stockholders pursuant to Sections 2.6 and 2.7.


4. Article VIII of the Stock Purchase Agreement is hereby amended by replacing Section 8.1 with the following:

                     8.1 Indemnification With Respect to Representations and Warranties. The Stockholders shall indemnify, defend and hold harmless Purchaser against any Damages relating to, arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by the Stockholders in this Agreement or any document delivered pursuant hereto, provided, however, that the maximum amount of Damages the Stockholders shall be liable for relating to a breach of the representations contained in Section 3.3 shall be equal to the Purchase Price plus any amounts received pursuant to Sections 2.6 and 2.7.

5. Article IX of the Stock Purchase Agreement is hereby amended by replacing Section 9.9 with the following:

                    9.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; provided, that Purchaser may assign its rights and obligations hereunder to any of its subsidiaries. Any such assignment by Purchaser shall not release it from its obligations hereunder.

6. Exhibit A to the Stock Purchase Agreement is hereby amended by replacing it in its entirety with Exhibit A hereto.

7. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

8. This Amendment may be executed by facsimile and in counterparts, all of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute the same Amendment.

                     IN WITNESS WHEREOF, the parties hereto have executed or have caused this Amendment to be executed by their duly authorized officers or representatives, all as of the date first written above.

                                               ANDREWS GROUP INCORPORATED


                                               By: /s/ Glenn Dickes
                                                   ----------------------------
                                                   Name: Glenn P. Dickes
                                                   Title: Senior Vice President



                                                     /s/ Isaac Perlmutter
                                                     ---------------------------
                                                     ISAAC PERLMUTTER


                                                     ISAAC PERLMUTTER T.A.


                                                     By: /s/ Isaac Perlmutter
                                                         -----------------------
                                                         Name: Isaac Perlmutter
                                                         Title:


                                                     ZIB INC.


                                                     By: /s/ Isaac Perlmutter
                                                         -----------------------
                                                         Name: Isaac Perlmutter
                                                         Title:

Exhibit A - Form of Promissory Note

                                    PROMISSORY NOTE

$13,922,086
                                                            ____________, 1997
                                                            New York, New York

                  Andrews Group Incorporated, a Delaware corporation (the "Company"), for value received, hereby promises to pay to the Holders, as hereinafter defined, the principal sum of $13,922,086. This Note shall bear interest on the unpaid principal balance outstanding at a rate per annum equal to ___%(1). The principal amount of this Note shall be payable in full on
         , 2002(2). Interest shall be payable on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date after the second anniversary of the date of this Note (the "First Interest Payment Date"). Interest on the Note that shall have accrued prior to the First Interest Payment Date shall be paid on the First Interest Payment Date. Payment of the principal of and interest on this Note will be made to the Holders by wire transfer in same day or next day funds to the account set forth on Annex I hereto, or to such other account as may be designated in writing by the Holders not less than 30 days prior to payment, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. This Note may be pre-paid by the Company at any time without penalty or premium at an amount equal to the unpaid principal thereof plus accrued interest to the date of pre-payment.

                            -------------------------

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE REOFFERED, SOLD ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

                  This Note is subject to the following additional terms and conditions:

--------
1 To be equal to five-year treasury bill rate at the time of issuance.

2 To be the first business day after the fifth anniversary of the date of this Note.

                                    ARTICLE 1
                                   DEFINITIONS

                  As used in this Note, the following terms, where used with an initial capital letter, have the following meanings:

1.1 Company. The "Company" means Andrews Group Incorporated, a Delaware corporation, and will also include its successors and assigns.

1.2 Control. "Control" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and any successor regulation thereto.

1.3 Event of Default. "Event of Default" shall have the meaning set forth in Section 2.1.

1.4      Holders.  "Holders" means Isaac Perlmutter, Isaac
         Perlmutter T.A. and Zib Inc., a Delaware corporation.

1.5 Person. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

1.6 Stock Purchase Agreement. "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of November 20,
         1996, as amended from time to time, by and among the Company and the Holders.

1.7 Trigger Event. "Trigger Event" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

1.8 Toy Biz. "Toy Biz" means Toy Biz, Inc., a Delaware corporation, and shall also include its successors and assigns.

                                    ARTICLE 2
                            DEFAULT AND ACCELERATION

                  2.1 Events of Default. Any one or more of the following events, if they occur and are continuing, will be deemed to be Events of Default under this Note, without notice, except as expressly provided below:

         (a) default in the payment in full of any installment of interest on this Note as and when the same becomes due and payable;

         (b) default in the payment in full of the principal of this Note as and when the same becomes due and payable at maturity, by declaration or otherwise;

         (c) the Company or its affiliates no longer Controls, directly or indirectly, Toy Biz, Inc. or the Company disposes of all or substantially all of its common stock of Toy Biz, Inc. other than to an affiliate;

         (d) the net worth of the Company, computed in accordance with generally accepted accounting principles, shall be less than $100,000,000, without taking into account (a) this Note and a similar note issued to Avi Arad, and (b) any indebtedness attributable to (i) the Senior Secured Discount Notes due 1998 and Series B Senior Secured Discount Notes due 1998 of Marvel Holdings Inc., (ii) the Senior Secured Discount Notes due 1998 of Marvel (Parent) Holdings Inc., and (iii) the 9-1/8& Senior Secured Notes due 1998 of Marvel III Holdings Inc.;

         (e) the Company, within 50 days after the end of each of its first three fiscal quarters, shall fail to deliver to the Holders its Quarterly Report on Form 10-Q, or, in the event that the Company is no longer required to file periodic reports with the Securities and Exchange Commission ("SEC"), shall fail within such 50-day period to deliver to the Holders unaudited consolidated financial statements prepared in accordance with Regulation S-X;

         (f) the Company, within 105 days after the end of its fiscal year, shall fail to deliver to the Holders its Annual Report on Form 10-K, or, in the event that the Company is no longer required to file periodic reports with the SEC, shall fail within such 105-day period to deliver to the Holders audited consolidated financial statements prepared in accordance with Regulation S-X;

         (g) entry by a court having jurisdiction of a decree or order for relief concerning the Company in an involuntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law, or appointment of a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its property, or ordering of the winding up or liquidation of its affairs; or

         (h) institution by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law, or consent by the Company to the entry of an order for relief in an involuntary case under such law, or consent of the Company to the appointment of or taking possession by a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its property, or making by the Company of an assignment for the benefit of creditors, or admission in writing by the Company of its inability to pay its debts generally as they become due, or taking by the Company or any corporate action furthering any of the above purposes.

         A default under clause (a), (c), (d), (e) or (f) shall not be an Event of Default until the Holders notify the Company in writing of such default and the Company does not cure such default within, in the case of clause (a), 15 days, or in the case of clauses (c), (d), (e) or (f), 30 days, after such notice.

                  2.2 Rights on Default. If a default described in clause (a),
(c), (d), (e) or (f) of Section 2.1 above occurs and has continued for 15 days, in the case of clause (a), or 30 days, in the case of clauses (c), (d), (e) and
(f), in each case following written notice by the Holders of such default to the Company, the Holders may declare the principal of this Note, together with any accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, such principal and interest will become due and payable immediately, anything contained in this Note notwithstanding. If an Event of Default described in paragraph (e) or (f) occurs, the principal of this Note, together with any accrued and unpaid interest, if not already due, shall automatically become immediately due and payable, without any declaration, presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Company. The Holders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent default or impair any right consequent thereto. Any delay or omission by the Holders in exercising any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or an acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law. Upon and following any acceleration of the principal and interest of this Note pursuant to this
Section 2.2, any unpaid principal and accrued interest on this Note shall bear interest at a rate equal to the rate stated in the second sentence of this Note plus 3%.

                  2.3 Waiver of Past Defaults. The Holders may waive an existing default and its consequences by notice to the Company.

 When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent rights.

                  2.4 Enforcement. If the Holders declare the principal of this Note, together with all accrued and unpaid interest on this Note, due and payable immediately, the Holders may proceed to protect and enforce their rights by an action at law, suit in equity, or other appropriate proceeding.

                  2.5 Trigger Event. If a Trigger Event occurs, the principal of this Note, together with any accrued and unpaid interest, if not already due, shall automatically become immediately due and payable, without any declaration, presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Company.

                                    ARTICLE 3
                                  MISCELLANEOUS

                  3.1 Restriction on Transfer. This Note is transferrable, in whole but not in part, subject to compliance with applicable securities laws.

                  3.2 Immunity. This Note is solely a corporate obligation of the Company, and no personal liability whatever shall attach to, or is or will be incurred by, the shareholders, officers or directors, as such, of the Company or any of its successors, because of the creation of the indebtedness under this Note, or under or by reason of the obligations, covenants or agreements contained in or implied from this Note. This Section 3.2 is not intended to modify or otherwise affect the common law and statutory rights and obligations of shareholders, directors and officers of the Company as of the date hereof.

                  3.3 Notices. All notices, request, demands and payments of principal and interest given to or made under this Note will, except as otherwise specified in this Note, be in writing and will be effective upon the earlier of (a) receipt or (b) the fifth day following the date such notice was mailed properly addressed, first class, registered or certified mail, return receipt requested, postage prepaid, to the other party at the following addresses (which may be changed at any time by notice under this Section 3.3):

The Company:                        Andrews Group Incorporated
                                    3200 Windy Hill Road
                                    Atlanta, Georgia 30339
                                    Attention:  General Counsel
                                    Telecopy:  770-563-9610

with a copy to:                     MacAndrews & Forbes Holdings Inc.
                                    35 East 62nd Street
                                    New York, New York 10021
                                    Attention:  Barry F. Schwartz, Esq.
                                    Telecopy:  212-572-5056

with an additional
  copy to:                          Skadden, Arps, Slate, Meagher &
                                      Flom LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention:  Alan C. Myers, Esq.
                                    Telecopy:  212-735-2000

The Holders:                        P.O. Box 1028
                                    Lake Worth, FL  33460-1028

with a copy to:                     Battle Fowler LLP
                                    Park Avenue Tower
                                    75 East 55th Street
                                    New York, New York 10022
                                    Attention:  John Turitzin, Esq.
                                    Telecopy:  212-856-7813

                  3.4 Headings. The headings in this Note are inserted for convenience only and will not affect the meaning or interpretation of all or any part of this Note.

                  3.5 Representations and Warranties of the Holders. The Holders, by accepting this Note, represent and warrant that:

                  (a) The Holders understand that this Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that there is no existing public market for this Note and that there can be no assurance that the Holders will be able to sell or dispose of this Note.

                  (b) The Holders are "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act) purchasing for their own accounts and are acquiring this Note for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in this Note, including a complete loss of their investment, or the Holders have been advised by a representative possessing such knowledge and experience.

                  (c) The Holders have had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this Note and other related matters. The Holders further acknowledge that the Company has made available to the Holders or their representatives all documents and information relating to an investment in this Note requested by or on behalf of the Holders.

                  3.6 Payment Date. In any case where the date specified in this Note for the occurrence of any event (including the giving of notice and the making of a payment) is not a business day, then such event shall occur on the next succeeding date that is a business day with the same force and effect as if such event had occurred on the date originally specified, and, if such event is a payment in respect of this Note, no interest, if any, shall accrue for the intervening period.

                  3.7 Costs of Collection. The Company shall reimburse the Holders upon their written request for all reasonable expenses incurred by them in connection with the collection of payment of principal of or interest on the Note, following a default with respect thereto.

                  3.8 Construction. Wherever possible, each provision of this Note will be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

                  3.9 Amendments. This Note may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written instruments signed by the Company and the Holders. Upon any modification, amendment or supplement of or to the terms hereof, the Holders shall surrender this Note to the Company within 10 days of written notice by the Company, and the Company shall immediately thereafter issue a new Note to the Holders as modified, amended or supplemented in accordance with the terms hereof.

                  3.10 Governing Law. This Note is made subject to and shall be construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                  IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the day and year first set forth above.

                           Andrews Group Incorporated,
                           a Delaware corporation


                           By:________________________
                              Name:
                              Title: